                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                       Shorewood Packaging Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

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

                        SHOREWOOD PACKAGING CORPORATION
                                277 PARK AVENUE
                         NEW YORK, NEW YORK 10172-0124
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               SEPTEMBER 22, 1999
                            ------------------------

TO THE STOCKHOLDERS OF SHOREWOOD PACKAGING CORPORATION

     NOTICE is hereby given that the Annual Meeting (the "Meeting") of Stockholders of SHOREWOOD PACKAGING CORPORATION (the "Company"), a Delaware corporation, will be held at The Chase Manhattan Bank, 270 Park Avenue, 11th Floor, Room A, New York, New York, on September 22, 1999 at 9:30 A.M. for the following purposes:

     1. To elect three directors comprising the Class I Directors to serve until the 2002 Annual Meeting of Stockholders and one director as a Class III Director to serve until the 2001 Annual Meeting of Stockholders.

     2. To ratify the selection of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending April 29, 2000.

     3. To consider and vote upon proposed amendments to the Company's 1993 Incentive Program.

     4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     All of the above matters are more fully described in the accompanying Proxy Statement.

     The Board of Directors has fixed the close of business on August 17, 1999 as the date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. A list of stockholders entitled to vote at the Meeting will be open to examination by stockholders during ordinary business hours for a period of ten (10) days prior to the Meeting at the executive offices of the Company, 277 Park Avenue, New York, New York 10172-0124.

                                          By order of the Board of Directors,

                                          Andrew N. Shore
                                          Secretary
New York, New York
August 23, 1999

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                        SHOREWOOD PACKAGING CORPORATION

                                277 PARK AVENUE
                         NEW YORK, NEW YORK 10172-0124
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                                PROXY STATEMENT

                  APPROXIMATE DATE OF MAILING: AUGUST 26, 1999

     The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board" or the "Board of Directors") of Shorewood Packaging Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at the time and place set forth in the foregoing notice and at any adjournment thereof (the "Meeting"). Only stockholders of record (the "Stockholders") of the Company's common stock, $.01 par value per share (the "Common Stock"), at the close of business on August 17, 1999 are entitled to notice of, and to vote at, the Meeting. Proxies in the accompanying form, which are properly executed and duly returned to the Company and not revoked prior to exercise, will be voted in accordance with the instructions contained therein. If a Proxy is executed and returned without instructions as to how it is to be voted, such Proxy will be voted in favor of all proposals contained in this Proxy Statement. Each Proxy granted pursuant to this solicitation is revocable and may be revoked at any time prior to its exercise provided written notice of revocation is received by the Secretary of the Company prior to the Meeting. A Stockholder who attends the Meeting in person may, if he or she wishes, vote by ballot at the Meeting, thereby canceling any Proxy previously given by such Stockholder.

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, shall constitute a quorum at the Meeting. Any Stockholder present in person or by proxy who abstains from voting on any particular matter described herein will be counted for purposes of determining a quorum. For purposes of voting on the matters described herein, (i) directors shall be elected by a plurality of the voting power present in person or represented by proxy at the Meeting and entitled to vote and (ii) the other matters shall be determined by the affirmative vote of the majority of the voting power present in person or represented by proxy at the Meeting and entitled to vote on the matter. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee, shares present by proxy where the Stockholder properly withholds authority to vote for such nominee and broker non-votes will not be counted towards such nominee's achievement of a plurality. With respect to any of the other matters to be voted upon, if the Stockholder abstains from voting or directs his or her proxy to abstain from voting, the shares are considered present at the Meeting for such matter but, since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. With respect to broker non-votes on any such matter, the shares are not considered present at the Meeting for such matter and they are, therefore, not counted in respect of such matter. Provided that a quorum is otherwise present, such broker non-votes do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

     All share information appearing in this Proxy Statement gives effect to a 50% stock dividend in the form of a 3-for-2 stock split of the Company's Common Stock effected in May 1998.

                             PRINCIPAL STOCKHOLDERS

     The outstanding voting stock of the Company as of July 1, 1999 consisted of 27,561,427 shares of Common Stock, with each share entitled to one vote. Beneficial ownership has been determined for purposes herein in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days. So far as is known to the Company, the following were the only beneficial owners of more than 5% of the outstanding Common Stock of the Company on such date:

                     NAME AND ADDRESS                         AMOUNT OF SHARES     PERCENT
                    OF BENEFICIAL OWNER                      BENEFICIALLY OWNED    OF CLASS
                    -------------------                      ------------------    --------
Marc P. Shore(1)...........................................      4,859,904          17.38%
  c/o Shorewood Packaging Corporation 277 Park Avenue New
  York, NY 10172-0124
Ariel Capital Management, Inc.(2)..........................      5,590,072          20.28%
  307 North Michigan Avenue Chicago, Illinois 60601
Brinson Partners, Inc.(3)..................................      1,548,722           5.62%
  209 South LaSalle Chicago, Illinois 60604-1295

---------------
(1) Marc P. Shore is the Chairman and Chief Executive Officer of the Company. The shares reflected in this column consist of: (1) 955,601 shares owned outright by Marc P. Shore, of which 85,650 shares are restricted shares awarded pursuant to the Company's Long Term Incentive Program and are subject to forfeiture (for a description of the restricted shares, see "Executive Compensation -- Summary Compensation Table -- Footnote (3)"); (2) 401,953 shares which could be acquired on or within 60 days after July 1, 1999 upon the exercise of stock options granted under the Company's incentive and stock option plans (collectively, the "Incentive Plans"); (3) 732,150 shares held by the Estate of Paul B. Shore (the "Estate") (see discussion below); (4) 3,900 shares held by a marital trust created under the will of Paul B. Shore for the benefit of his wife (the "Marital Trust") (see discussion below); (5) 2,700,000 shares held by the Shore Family Partnership, L.P., a California limited partnership (the "Family Partnership") (see discussion below); and (6) 66,300 shares held by the Shore Trust (see discussion below).

    Pursuant to the terms of the will of Paul B. Shore, the founder of the Company who passed away in December 1995, Marc P. Shore has sole decision-making power with respect to all shares of Common Stock included in the Estate. The Estate held 732,150 shares of Common Stock as of July 1, 1999. Marc P. Shore disclaims beneficial ownership with respect to 732,150 of such shares.

    The Marital Trust is a testamentary trust for the benefit of Paul B. Shore's wife created under the terms of his will. By the terms of the will, Marc P. Shore has sole decision-making power with respect to all shares of Common Stock owned by the Marital Trust. The Marital Trust held 3,900 shares of Common Stock as of July 1, 1999. Marc P. Shore disclaims beneficial ownership with respect to 3,900 of such shares.

    The Family Partnership is an investment partnership for the benefit of Marc
    P. Shore and the other children of Paul B. Shore. The Family Partnership terminates on January 1, 2030, subject to earlier termination by operation of law or under the terms of the Limited Partnership Agreement. By virtue of his control over the Shore Family LLC, which is the sole general partner of the Family Partnership, Marc P. Shore has effective decision-making power with respect to all shares of Common Stock owned by the Family Partnership. The Family Partnership owned 2,700,000 shares of Common Stock as of July 1, 1999. Marc P. Shore disclaims beneficial ownership as to 2,459,970 of such shares.

    As of July 1, 1999, Marc P. Shore served as co-trustee of a trust (the "Shore Trust") which held 66,300 shares of Common Stock for the benefit of one other child of Paul B. Shore. As co-trustee, Marc P. Shore shared decision-making authority with respect to any shares of Common Stock held by the Shore Trust. Marc P. Shore disclaims beneficial ownership of all of such shares.

(2) Represents shares held by investment advisory clients of Ariel Capital Management, Inc. This information is based solely upon the contents of filings under Section 13 of the Exchange Act made by Ariel Capital Management, Inc.

(3) Represents shares held in managed discretionary accounts for advisory clients which are advised by Brinson Partners, Inc. and/or its parent, UBS AG, Inc. This information is based solely upon the contents of filings under
    Section 13 of the Exchange Act made by Brinson Partners, Inc.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are identified in the table below. Each executive officer of the Company serves at the pleasure of the Board of Directors.

                                           YEAR
                                         BECAME AN
                                         EXECUTIVE
              NAME                AGE     OFFICER                POSITIONS
              ----                ---    ---------               ---------
Marc P. Shore...................  45       1982       Chairman of the Board, Chief
                                                      Executive Officer
Howard M. Liebman...............  57       1994       President, Chief Financial
                                                      Officer and Director
Charles Kreussling..............  70       1966       Executive Vice President --
                                                      Manufacturing
Kenneth M. Rosenblum............  56       1988       Senior Vice President -- Sales
William H. Hogan................  40       1995       Senior Vice
                                                      President -- Finance/ Corporate
                                                      Controller
Andrew N. Shore.................  46       1996       Vice President, General Counsel
                                                      and Secretary
Eric Kaltman....................  56       1998       Executive Vice President
Leonard J. Verebay..............  54       1998       Executive Vice President and
                                                      Director

                             ELECTION OF DIRECTORS

     At the Meeting, three directors comprising the Class I Directors are to be elected for three-year terms expiring in 2002 and until their successors are elected and qualified. The Board of Directors has designated Virginia A. Kamsky, Andrew N. Shore and Sharon R. Fairley as nominees. Messrs. Melvin L. Braun and Floyd S. Glinert, the Company's Class I Directors, have decided not to seek re-election upon the expiration of their terms.

     At the Meeting, one Class III Director is to be elected for a term expiring in 2001 and until his successor is elected and qualified. The Board of Directors has designated Leonard J. Verebay as nominee.

     Proxies received from Stockholders will be voted, unless authority to so vote is withheld, for the election of the nominees identified in the following table. Authority to vote for any or all of the nominees may be withheld in the manner indicated on the enclosed Proxy. If for any reason any of the nominees becomes unavailable for election, the Proxies solicited will be voted for such other nominees as are selected by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will not be available or will not serve if elected.

     Set forth in the following table is certain information with respect to (i) each nominee nominated to serve as a Class I Director for a term to expire in 2002 or as a Class III Director for a term to expire in 2001 and (ii) the remaining Class III Directors and the Class II Directors whose terms expire in 2001 and 2000, respectively.

     None of the nominees for election to the Board at the Meeting was previously elected to the Board by the Stockholders. Virginia A. Kamsky was elected by the Board as a Class I Director in June 1999 and is presently a Director. Sharon R. Fairley and Andrew N. Shore are being nominated to fill the vacancies which will be created in the Class by the expiration of Messrs. Braun's and Glinert's terms. They are not presently Directors. Leonard J. Verebay was elected by the Board as a Class III Director in February 1999 to fill the vacancy created by the retirement of Seymour Leslie and is presently a Director.

                                                                     YEAR FIRST
                                                                       BECAME
                            NAME                              AGE    A DIRECTOR
                            ----                              ---    ----------
                                   NOMINEES
                        CLASS I: TERM TO EXPIRE IN 2002
Virginia A. Kamsky..........................................  46        1999
Sharon R. Fairley...........................................  38          --
Andrew N. Shore.............................................  46          --
                       CLASS III: TERM TO EXPIRE IN 2001
Leonard J. Verebay..........................................  54        1999
                        DIRECTORS CONTINUING IN OFFICE
                       CLASS II: TERM TO EXPIRE IN 2000
R. Timothy O'Donnell........................................  43        1991
Kevin J. Bannon.............................................  47        1992
William P. Weidner..........................................  54        1993
                     CLASS III: NEW TERM TO EXPIRE IN 2001
Howard M. Liebman...........................................  57        1996
Marc P. Shore...............................................  45        1982

     The Board of Directors recommends a vote FOR each of the nominees for election as CLASS I DIRECTORS and FOR the nominee for election as a CLASS III DIRECTOR.

                            BIOGRAPHICAL INFORMATION

     Certain information about the executive officers and directors of the Company is set forth below. This information has been furnished to the Company by the individuals named.

     Marc P. Shore was elected Chairman of the Board and Chief Executive Officer of the Company in January 1996 following the passing of his father, Paul B. Shore, the founder of the Company. He served as the President of the Company from October 1991 until the election of Howard M. Liebman as President in June 1999. Mr. Shore has been employed by the Company in various executive capacities since 1982.

     Howard M. Liebman joined the Company as Executive Vice President and Chief Financial Officer in June 1994. He was elected as a director of the Company in January 1996 to fill the vacancy created by the passing of Paul B. Shore, and was elected as President of the Company in June 1999. Mr. Liebman is a Certified Public Accountant.

     Virginia A. Kamsky is the Founder, Chief Executive Officer and Chairman of Kamsky Associates, Inc., a consulting firm, with offices in both the United States and Beijing, China, which provides advisory services to corporate clients in connection with commercial dealings in China and the Far East. She has served in those capacities since 1980. Ms. Kamsky serves on the Board of Directors and Compensation Committee of Sealed Air Corporation (the successor company to W.R. Grace & Co.)

     R. Timothy O'Donnell is the President of Jefferson Capital Group, Ltd., an investment banking firm located in Richmond, Virginia. He has served in that capacity since August 1989.

     Kevin J. Bannon is an Executive Vice President and Chief Investment Officer of The Bank of New York. From April 1979 to the present date, Mr. Bannon has held various management positions with The Bank of New York. He is a Chartered Financial Analyst.

     William P. Weidner is the President of LVSI Development, Inc., a developer of hotel and casino properties based in Las Vegas, Nevada. He assumed that position in December 1995. From 1985 until December 1995, he served as the President and Chief Operating Officer of Pratt Hotel Corporation, a worldwide operator and developer of casino and resort properties. He also served as the President of Hollywood Casino-Aurora, Inc., an operator of riverboat casinos, from 1992 until December 1995.

     Charles Kreussling has been employed by the Company since its inception in 1966 and has been an Executive Vice President of the Company since 1979. Mr. Kreussling is responsible for the Company's overall manufacturing and plant administration.

     Kenneth M. Rosenblum joined the Company in 1969 as an account executive for the music industry. From 1970 until 1993, Mr. Rosenblum served as Vice
President -- Sales of the Company. In 1993, he was promoted to Senior Vice President -- Sales, Home Entertainment, and he is presently responsible for the video and computer software markets.

     William H. Hogan joined the Company as Corporate Controller in June 1995. He was elected Vice President -- Finance of the Company in October 1996 and was promoted to Senior Vice President -- Finance of the Company in June 1999. Mr. Hogan, a Certified Public Accountant, was a senior manager with the accounting firm of Grant Thornton, LLP, from 1994 to 1995. From 1981 until 1994, Mr. Hogan was employed by the accounting firm of Deloitte & Touche LLP, where he was actively involved in servicing the Company. He was a senior manager with Deloitte & Touche LLP from 1989 until 1994.

     Andrew N. Shore joined the Company as General Counsel in June 1996. Mr. Shore was elected Secretary of the Company in August 1996 and was appointed a Vice President of the Company in November 1996. Prior to joining the Company, Mr. Shore practiced law in Los Angeles, California, concentrating in the areas of real estate finance and commercial law. For a period of two years prior to joining the Company, Mr. Shore provided legal services to the Company. Prior to engaging in private law practice, Mr. Shore served as general counsel of DeAnza Group, Inc., a real estate investment firm. Andrew N. Shore is the brother of Marc P. Shore, the Company's Chief Executive Officer and Chairman of the Board.

     Leonard J. Verebay joined the Company as Executive Vice President in October 1998 following the acquisition (the "Queens Transaction") by the Company of substantially all of the assets of the Queens Group, Inc. and certain of its affiliates ("Queens"). He was elected as a Class III Director in February 1999 to fill the vacancy created by the retirement of Seymour Leslie. Mr. Verebay served as the President of Queens, a manufacturer of value added packaging for the music, multimedia and consumer product industries, at the time of its acquisition by the Company. Mr. Verebay had held such position since 1979. Mr. Verebay was elected to the Board pursuant to a right granted to Messrs. Leonard
J. Verebay and Eric Kaltman under a certain Stockholders' and Registration Rights Agreement dated October 30, 1998 (the "Stockholders' Agreement") to designate one member of the Board. Upon the expiration of Mr. Verebay's term, if either Mr. Verebay or Mr. Kaltman (i) holds at least 400,000 shares of Common Stock (subject to adjustment for stock splits and like events) and (ii) is then either employed by the Company or subject to a then effective non-competition restriction, that person will be entitled to be included in management's slate of nominees for election to the Board at the next meeting. If both of them are so qualified, they shall jointly designate one of them to so serve. Further, under the terms of the Stockholders' Agreement, for so long as Messrs. Verebay and Kaltman own in the aggregate at least 800,000 shares of Common Stock (subject to adjustment for stock splits and like events), whichever one of Messrs. Verebay and Kaltman is not then serving on the Board will, provided he meets certain qualification requirements, be entitled to participate in Board meetings as an observer, subject to certain limitations regarding confidentiality. These provisions terminate under various circumstances, including the occurrence of certain types of capital events and "change of control" transactions, as defined in the agreement.

     Eric Kaltman joined the Company as Executive Vice President in October 1998 following the closing of the Queens Transaction. Mr. Kaltman was serving as Vice President and Chief Executive Officer of Queens at the time of its acquisition by the Company. He held various managerial positions at Queens for more than five years.

     Sharon R. Fairley has been employed by Pharmacia & UpJohn since 1998 as director of Direct to Consumer Communications with responsibility for consumer directed marketing activities on a global basis. Prior to joining Pharmacia & UpJohn, Ms. Fairley was Senior Vice President of the Senior Network, Inc. overseeing the company's consumer goods marketing consulting practice. She served in that capacity from June 1995 to August 1998. From February 1993 through June 1995, Ms. Fairley was senior vice president at the DMB&B advertising agency.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has an Executive Committee which is currently composed of Messrs. Marc P. Shore, Howard M. Liebman, Kevin J. Bannon and Melvin L. Braun. Melvin L. Braun is not seeking re-election to the Board for an additional term. The Executive Committee has the responsibility, between meetings of the Board, to take all actions with respect to the management of the Company's business that require action by the Board, except for certain specified matters that by law must be approved by the entire Board. The Executive Committee also coordinates and implements financial and other policies and reviews the status of all operational activities.

     In addition, the Company has an Audit Committee which is currently composed of Messrs. Melvin L. Braun, William P. Weidner and R. Timothy O'Donnell, each of whom is not an officer or employee of the Company or its subsidiaries. Melvin L. Braun is not seeking re-election to the Board for an additional term. The Audit Committee has the responsibility of recommending the Company's outside auditors, reviewing the scope and results of audits, and examining procedures for ensuring compliance with the Company's policies on conflicts of interest.

     The Company has a Compensation and Stock Option Committee (the "Committee" or the "Compensation Committee") which currently consists of Messrs. William P. Weidner, Kevin J. Bannon and R. Timothy O'Donnell. In addition, during the fiscal year ended May 1, 1999 ("fiscal year 1999"), Melvin L. Braun served as an alternate member with respect to any matter in connection with which a regular member is by statute or regulation deemed not to be disinterested. However, Mr. Braun is not seeking reelection to the Board for an additional term. The Board of Directors intends to appoint a new alternate member in respect of fiscal year 2000. No member or alternate member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. The Compensation Committee works closely with the Board in establishing and implementing the Company's compensation policies and practices. See "Report of

Compensation Committee." Additionally, it administers the Company's bonus and other compensation programs and the Company's Incentive Programs under which employees of the Company are eligible to receive stock options, restricted stock and other benefits.

     The Company does not have a nominating committee.

MEETINGS OF THE BOARD

     During fiscal year 1999, the Board of Directors held five meetings, two of which were held by telephone conference call, and the Compensation Committee held one meeting. In July 1999, the Audit Committee held a meeting in respect of fiscal year 1999. During fiscal year 1999, each of the directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period that such director served) and (2) the total number of meetings held by all committees of the Board on which such director served (during the period that he served). The Company's directors discharge their responsibilities throughout the year, not only at Board of Directors' and committee meetings, but also through personal meetings and other communications, including telephone contacts with the Chairman and others.

EQUITY SECURITIES BENEFICIALLY OWNED BY THE DIRECTORS AND NAMED EXECUTIVE
OFFICERS

     According to information furnished to the Company as of July 1, 1999, the directors of the Company, the nominees for election to the Board at the Meeting, the Company's "named executive officers" (the "Named Executive Officers") within the meaning of Item 402(a)(3) of Regulation S-K of the Securities Act of 1933, as amended (the "Act"), and all directors and executive officers as a group, beneficially owned shares of Common Stock of the Company as set forth below. Beneficial ownership has been determined for purposes herein in accordance with Rule 13d-3 of the Exchange Act under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.

                                                           AMOUNT OF SHARES
                                                             BENEFICIALLY         PERCENT
NAME OF BENEFICIAL OWNER                                        OWNED            OF CLASS
------------------------                                   ----------------      ---------
Marc P. Shore(1).........................................     4,859,904            17.38%
Leonard J. Verebay(2)....................................       500,000             1.81%
Charles Kreussling(3)....................................       322,377             1.17%
R. Timothy O'Donnell(4)..................................       276,118                1%
Howard M. Liebman(5).....................................       233,269              (6)
Kenneth M. Rosenblum(7)..................................       123,342              (6)
William P. Weidner(8)....................................        57,000              (6)
Kevin J. Bannon(8).......................................        27,750              (6)
Virginia A. Kamsky.......................................         4,500              (6)
Andrew N. Shore(9).......................................       223,750              (6)
Sharon R. Fairley........................................             0              (6)
All directors and executive officers as a group
  (11 persons)(10)(11)...................................     7,090,710            25.09%

---------------
 (1) See "Principal Stockholders -- Footnote (1)."

 (2) Shares held in grantor retained annuity trust. Under the terms of the Stockholders' Agreement, these shares are subject to contractual restrictions on transfer until the second anniversary of the closing of the Queens Transaction, i.e., until October 30, 2000, with limited exceptions for certain types of inter-family, estate planning and affiliate transactions. These restrictions terminate in various circumstances, including the occurrence of certain types of capital events and "change of control" transaction.

 (3) Includes 90,000 shares owned by Charles Kreussling's wife, as to which Mr. Kreussling disclaims beneficial ownership. The table does not include 750 shares owned by one of Mr. Kreussling's adult children who shares the same household.

 (4) Includes: (i) 450 shares owned by Mr. O'Donnell's wife as custodian for their three minor children; (ii) 22,231 shares owned by Jefferson Capital Group, Ltd. (of which Mr. O'Donnell is the President and a principal stockholder); (iii) 87,500 shares which could be acquired on or within 60 days after July 1, 1999 upon the exercise of warrants granted to Jefferson Capital Group, Ltd.; and (iv) 18,000 shares which could be acquired on or within 60 days after July 1, 1999 upon the exercise of director options granted to Mr. O'Donnell under the Company's Incentive Plans. (See "Executive Compensation -- Compensation of Directors").

 (5) Includes (i) 94,168 which could be acquired on or within 60 days after July 1, 1999 upon the exercise of stock options granted under the Company's Incentive Plans (see "Executive Compensation -- Aggregated Option Exercises and Fiscal Year-End Option Values"); and (ii) 79,101 shares of restricted stock awarded under the Company's Long-Term Incentive Program, all of which are subject to forfeiture. (See "Executive Compensation -- Summary Compensation Table -- Footnote (3)").

 (6) Less than 1%.

 (7) Includes: (i) 34,060 shares which could be acquired on or within 60 days after July 1, 1999 upon the exercise of stock options granted under the Company's Incentive Plans (see "Executive Compensation -- Aggregated Option Exercises and Fiscal Year-End Option Values"); and (ii) 5,178 shares of restricted stock awarded under the Company's Long-Term Incentive Program, all of which are subject to forfeiture. (See "Executive
     Compensation -- Summary Compensation Table -- Footnote (3)").

 (8) Includes (i) 24,000 shares owned by William P. Weidner's wife, as to which Mr. Weidner disclaims beneficial ownership; and (ii) 18,000 shares which could be acquired on or within 60 days after July 1, 1999 upon the exercise of director options granted under the Company's Incentive Plans. (See "Executive Compensation -- Compensation of Directors").

 (9) Includes (i) 3,500 shares which could be acquired on or within 60 days after July 1, 1999 upon exercise of stock options granted under the Company's Incentive Plans; (ii) 6,000 shares of restricted stock awarded under the Company's Long Term Incentive Program, all of which are subject to forfeiture; (iii) 650 shares owned by Andrew N. Shore's wife, as to which Mr. Shore disclaims beneficial ownership; and (iv) 66,300 shares held by the Shore Trust (as described below) (see "Executive
     Compensation -- Aggregated Option Exercises and Fiscal Year End Option Values"). As of July 1, 1999, Andrew N. Shore served as co-trustee of the Shore Trust which held 66,300 shares of Common Stock for the benefit of one other child of Paul B. Shore. As co-trustee, Andrew N. Shore shared decision-making authority with respect to any shares of Common Stocks held by the Shore Trust. Andrew N. Shore disclaims beneficial ownership of all of such shares.

(10) The total number of directors and executive officers of the Company includes two executive officers who were not included as Named Executive Officers for fiscal year 1999.

(11) Includes 695,181 shares subject to stock options or warrants which could be acquired on or within 60 days after July 1, 1999 and 184,929 shares of restricted stock awarded pursuant to the Company's Long-Term Incentive Program, all of which are subject to forfeiture. Does not include the shares held by Messrs. Melvin L. Braun and Floyd S. Glinert, presently Class I Directors of the Company, who are not seeking re-election at the Meeting. Where more than one person is deemed to be a beneficial owner of any particular shares, such shares have been counted toward the total listed only once.

                             EXECUTIVE COMPENSATION

     The following summary compensation table sets forth certain information concerning the compensation of the Named Executive Officers for each of the three fiscal years during the period ending May 1, 1999.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL                  LONG TERM              ALL OTHER
                                           COMPENSATION(1)         COMPENSATION AWARDS      COMPENSATION(5)
                                          ------------------    -------------------------   ---------------
                                                                               OPTIONS TO
                                                                 RESTRICTED     PURCHASE
                                          SALARY     BONUS      STOCK AWARDS   SHARES(4)
NAME AND PRINCIPAL POSITION     YEAR*       ($)       ($)          ($)(3)         (#)             ($)
---------------------------     -----     ------     -----      ------------   ----------         ---
Marc P. Shore..............  Fiscal 1999  800,000  1,093,000      825,000       350,000         149,625
  Chairman of the Board,     Fiscal 1998  800,000    302,000           --            --         149,125(6)
  Chief Executive Officer    Fiscal 1997  815,385    450,000(2)        --       269,565         155,520(6)
                             ------------------------------------------------------------------------------
Howard M. Liebman..........  Fiscal 1999  450,000    150,000      481,250       150,000         107,875(7)(8)
  Executive Vice President,  Fiscal 1998  325,000    100,000      497,490            --         214,970(7)(8)
  Chief Financial Officer    Fiscal 1997  331,250    100,000           --        26,737         142,043(7)(8)
  and Director
                             ------------------------------------------------------------------------------
Floyd S. Glinert**.........  Fiscal 1999  299,988         --           --            --           4,950
  Executive Vice             Fiscal 1998  299,988         --           --            --           5,950
  President -- Marketing     Fiscal 1997  305,757         --           --            --          16,938
  and Director
                             ------------------------------------------------------------------------------
Charles Kreussling.........  Fiscal 1999  250,000    125,000           --            --          19,090
  Executive Vice             Fiscal 1998  250,000    125,000           --            --          15,964
 President -- Manufacturing  Fiscal 1997  215,385    125,000           --            --          18,449
                             ------------------------------------------------------------------------------
Kenneth M. Rosenblum.......  Fiscal 1999  175,692    100,000           --        40,000           6,072
  Senior Vice President --   Fiscal 1998  163,366    125,000           --            --           6,179
  Sales                      Fiscal 1997  154,903    100,000           --        43,507           5,895
                             ------------------------------------------------------------------------------

---------------
 *  1997 was a 53-week year

** Mr. Glinert resigned as an Executive Officer of the Company effective fiscal year end 1999.

(1) The aggregate amount of perquisites and other personal benefits for each of the Named Executive Officers did not equal or exceed the lesser of either $50,000 or 10% of the total of such individual's base salary and bonus, as reported herein for the applicable fiscal years, and is not reflected in the table.

(2) In fiscal 1997, Marc P. Shore received a $450,000 bonus. Mr. Shore was entitled to receive a cash bonus in excess of $1.2 million in fiscal 1997 under a bonus plan of the Company (the "Bonus Plan") (see "Employment and Consulting Agreement"); however, Mr. Shore waived such bonus and accepted the $450,000 bonus.

(3) Represents the dollar value on the date of grant of shares of restricted stock awarded by the Compensation Committee to the named recipients under the Company's Long-Term Incentive Program ("LTIP"). The value of the restricted shares reported in this column was calculated by multiplying the closing market price of the Common Stock as reported on the New York Stock Exchange ("NYSE") on the date of grant by the number of restricted shares, without any adjustment for forfeiture or termination contingencies. The restricted stock awards identified in this column consist of the following stock grants: (i) 30,000 shares to Howard M. Liebman on October 30, 1997, (ii) 35,000 shares to Howard M. Liebman on June 8, 1998 and (iii) 60,000 shares to Marc Shore on June 8, 1998. These awards are subject to three or four year vesting requirements based on the performance of the Company's Common Stock or, alternatively, an eight year employment vesting requirement. Under the terms of the awards, if the grantee's employment terminates prior to vesting, the restricted shares awarded to him will be forfeited. During the vesting period, the grantee may not dispose of, but may vote, the restricted shares and is entitled to receive any dividends paid on such shares.

    In addition, in July 1994 the Compensation Committee awarded restricted stock to certain executives pursuant to the LTIP. Set forth below are the number and value of the aggregate restricted share holdings of each Named Executive Officer as of May 1, 1999. Values were calculated by multiplying the closing price of the Common Stock as reported on NYSE on April 30, 1999 (the last trading day in this fiscal year) by the respective number of shares.

NAMED EXECUTIVE OFFICER                                 SHARES(#)     VALUE($)
-----------------------                                 ----------    ---------
Marc P. Shore.........................................    85,650      1,691,588
Howard M. Liebman.....................................    79,101      1,562,245
Kenneth M. Rosenblum..................................     5,178        102,266

(4) Stock options are granted under the terms and provisions of the Company's Incentive Plans.

(5) Amounts reported under this column include the dollar value of the following:

                                                         VALUE OF LIFE-        CONTRIBUTIONS TO
                                                           INSURANCE            401(K) EMPLOYEE
    NAME                                    YEAR         PREMIUMS(A)($)       SAVINGS PLAN(B)($)
    ----                                    ----         --------------       ------------------
    Marc P. Shore......................  Fiscal 1999         14,120                  6,500
                                         Fiscal 1998         15,170                  6,500
                                         Fiscal 1997         19,070                  8,395
                                         ------------------------------------------------------------
    Floyd S. Glinert...................  Fiscal 1999             --                  4,950
                                         Fiscal 1998             --                  5,950
                                         Fiscal 1997         10,538                  6,400
                                         ------------------------------------------------------------
    Charles Kreussling.................  Fiscal 1999         14,965                  4,125
                                         Fiscal 1998         12,214                  3,750
                                         Fiscal 1997         11,841                  6,608
                                         ------------------------------------------------------------
    Howard M. Liebman..................  Fiscal 1999         12,121                  6,975
                                         Fiscal 1998         13,501                  4,371
                                         Fiscal 1997         13,281                  8,449
                                         ------------------------------------------------------------
    Kenneth M. Rosenblum...............  Fiscal 1999             --                  6,072
                                         Fiscal 1998          1,800                  4,379
                                         Fiscal 1997          1,800                  4,095
                                         ------------------------------------------------------------

---------------
     (a) Reflects life-insurance premiums paid by the Company on behalf of the Named Executive Officer.

     (b) Reflects contributions to the Company's tax-qualified 401(k) Employee Savings Plan that covers all employees who have completed 1,000 hours of service and one year of employment.

(6) Includes (i) $122,367 paid in fiscal 1999, $120,817 paid in fiscal 1998 and $121,417 paid in fiscal 1997, which represent the Company's share of premiums paid in the respective years under a Split Dollar Life Insurance Arrangement for the benefit of Marc P. Shore whereby the Company will generally recover in full its share of the premiums upon the cancellation, or purchase by Mr. Shore, of the life insurance policy or the payment of death benefits under the life insurance policy and (ii) $6,638 paid in fiscal 1999, $6,638 paid in fiscal 1998 and in fiscal 1997, which represent disability premiums paid by the Company in the respective years on behalf of Marc P. Shore.

(7) Includes ($1,585) lost in fiscal 1999, $108,114 earned in fiscal 1998, and $30,959 earned in fiscal 1997 by a trust established by the Company for Mr. Liebman's benefit, pursuant to which income earned on the trust principal is accumulated for payment to Mr. Liebman upon his retirement from the Company. For a description of the trust, see "Employment Agreements with Named Executive Officers".

(8) Includes $90,364 paid in fiscal 1999, $88,984 paid in fiscal 1998 and $89,354 paid in fiscal 1997, which represent the Company's share of premiums paid in the respective years under a Split Dollar Life Insurance Arrangement for the benefit of Howard M. Liebman whereby the Company will generally recover in full its share of the premiums upon the cancellation, or purchase by Mr. Liebman, of the life insurance policy or the payment of death benefits under the life insurance policy.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain summary information concerning individual grants of stock options made to Named Executive Officers during the fiscal year ended May 1, 1999 under the Company's Incentive Plans. Except as set forth in the table below, during fiscal year 1999, the Company did not grant any stock options under the Company's Incentive Plans to any of the Named Executive Officers.

                                                  INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                               --------------------------------------------------------   VALUE AT ASSUMED RATES OF
                               NUMBER OF     PERCENT OF TOTAL                             STOCK PRICE APPRECIATION
                                 SHARES     OPTIONS GRANTED TO                               FOR OPTION TERM(1)
                               UNDERLYING      EMPLOYEES IN       EXERCISE   EXPIRATION   -------------------------
NAME                            GRANT(#)      FISCAL YEAR(%)      PRICE($)      DATE         5%($)        10%($)
----                           ----------   -------------------   --------   ----------   -----------   -----------
Marc P. Shore................   350,000            42.4%           13.75      6/08/08      3,026,555     7,669,886
Howard M. Liebman............   150,000            18.2%           13.75      6/08/08      1,297,095     3,287,094
Kenneth M. Rosenblum.........    40,000             4.8%           13.75      6/08/08        345,892       876,558

---------------
(1) Amounts represent hypothetical gains that could be achieved from the exercise of the respective stock options and the subsequent sale of the Common Stock underlying such options if the options were exercised at the end of the option terms. The gains are based upon assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted. The rates of appreciation are mandated by the rules of the Exchange Act and do not represent the Company's estimate or projection of the future Common Stock price.

(2) The stock options reported were awarded pursuant to the 1993 Program at exercise prices equal to the fair market value of the Common Stock on the date of grant. The options vest in specified installments over a five-year period after the grant date and terminate ten years after the grant date, subject to early termination in the event of death or termination of the optionee's employment for any reason. Payment for options exercised may be in cash or shares of Common Stock, the fair market value of which is determined under the 1993 Program.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table provides certain summary information concerning stock option exercises during the fiscal year ended May 1, 1999 by the Named Executive Officers and the value of unexercised stock options held by the Named Executive Officers as of May 1, 1999.

                                                                                             VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED            "IN THE MONEY"
                               NUMBER OF                         OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                 SHARES                           YEAR END(1)(#)                YEAR END(2)($)
                                ACQUIRED         VALUE      ---------------------------   ---------------------------
NAME                         ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         --------------   -----------   -----------   -------------   -----------   -------------
Marc P. Shore..............          --             --        331,953        376,739       2,626,682      2,330,996
Floyd S. Glinert...........          --             --            -0-            -0-             -0-            -0-
Charles Kreussling.........          --             --            -0-            -0-             -0-            -0-
Howard M. Liebman..........          --             --        124,168        166,042       1,025,973      1,038,585
Kenneth M. Rosenblum.......      10,856         87,271         18,560         66,104         162,801        468,009

---------------
(1) Represents the aggregate number of stock options held as of May 1, 1999 which could and could not be exercised on that date pursuant to the terms of the stock option agreements related thereto and the Incentive Plans.

(2) Values were calculated by multiplying (i) the respective number of shares by
    (ii) the closing market price of the Common Stock as reported on NYSE on April 30, 1999 (the last trading day of the fiscal year) less the exercise price per share, without any adjustment for any termination or vesting contingencies.

EMPLOYMENT AND CONSULTING AGREEMENTS

Marc P. Shore

     Marc P. Shore, the Company's Chairman and Chief Executive Officer, and the Company entered into a new five-year employment agreement on June 8, 1998, effective as of May 3, 1998. The agreement granted Mr. Shore a signing bonus in the aggregate amount of $1 million, payable immediately in full but earned ratably over his five-year employment period, provided that Mr. Shore continues to be employed with the Company at the end of each such year. If a "change in control" of the Company, as defined in the agreement, occurs at any time during the last two years of the agreement, the term of the agreement will be automatically extended for an additional two years. If Mr. Shore's employment by the Company is terminated in connection with a "change in control" of the Company, as defined in the agreement, he would be entitled to a lump sum payment equal to approximately three times his average annual compensation, as defined in the agreement, during the Base Period. The agreement grants Mr. Shore an annual base salary of $800,000 per annum, subject to periodic increases at the discretion of the Board of Directors. Mr. Shore's annual base salary is currently $800,000. Mr. Shore is also entitled to participate in the Company's Bonus Plan, effective until 2003, pursuant to which he is eligible to receive performance bonuses of up to $2 million per covered year if certain pre-established thresholds are met. Mr. Shore earned a bonus of $1,093,000 under the Bonus Plan on account of fiscal year 1999 (see "Executive Compensation -- Summary Compensation Table" and "Report of the Compensation Committee"). The agreement also authorizes the Company to grant Mr. Shore discretionary bonuses outside of the scope of the Bonus Plan. The agreement requires the Company to maintain term life insurance on the life of Mr. Shore and to carry supplemental disability insurance for his benefit. Simultaneously with the authorization of Mr. Shore's employment agreement by the Board, the Company granted to Mr. Shore 60,000 shares of restricted stock and options to acquire 350,000 shares.

Howard M. Liebman

     The Company and Howard M. Liebman entered into a new five-year employment agreement on June 8, 1998, effective as of May 3, 1998. If a "change in control" of the Company, as defined in the agreement, occurs at any time during the last two years of the agreement, the term of the agreement will be automatically extended for an additional two years. Pursuant to the employment agreement, Mr. Liebman is entitled to receive an annual base salary of $450,000, subject to periodic increases at the discretion of the Board. Mr. Liebman's annual base salary is currently $450,000. The agreement provides that if Mr. Liebman's employment by the Company is terminated in connection with a "change in control" of the Company, as defined in the agreement, Mr. Liebman will be entitled to receive a lump sum payment equal to approximately three times his average annual compensation, as defined in the agreement, during the Base Period. Simultaneously with the authorization of Mr. Liebman's employment agreement by the Board, the Company granted to Mr. Liebman 35,000 shares of restricted Common Stock and options to purchase 150,000 shares of Common Stock. The Company has also established a trust, pursuant to which income earned on the trust principal fund of $300,000 is accumulated for payment to Mr. Liebman upon his retirement from the Company, with the principal fund then being returned to the Company. However, the assets of the trust are subject to claims of creditors of the Company in the event of its insolvency. The trust declined in value by $1,585 in fiscal year 1999.

Leonard J. Verebay

     In connection with the Queens Transaction, Leonard J. Verebay entered into a three year employment agreement with the Company, expiring on December 31, 2001. The Agreement provides for a five year consulting period following the expiration of the initial employment term. Under the agreement, Mr. Verebay is to be employed by the Company as an Executive Vice President at a salary of $500,000 per annum, subject to annual increases at the discretion of the Board. Mr. Verebay is also entitled to participate, to the extent eligible, in Company sponsored benefit plans to the same extent as similarly situated executives. During any consultancy period, Mr. Verebay would be entitled to receive a fee of $10,000 per annum and an automobile allowance as well as participation, to the extent eligible, in the Company's group family medical insurance plan. The agreement contains customary confidentiality, work-for-hire and non-competition covenants applicable for the duration of all applicable employment and consultancy periods. The agreement is subject to early termination by the Company in the case of the death or disability of Mr. Verebay or if he engages in certain types of "objectionable conduct" specified in the agreement. Mr. Verebay may terminate the agreement upon the occurrence of certain types of capital events and "change of control" transactions specified in the agreement.

Eric Kaltman

     In connection with the Queens Transaction, Eric Kaltman entered into a three year employment agreement with the Company to be employed as an Executive Vice President of the Company, which agreement is substantially identical to the agreement between the Company and Mr. Verebay, as described above.

Virginia A. Kamsky

     Kamsky Associates, Inc. ("KAI"), of which Virginia A. Kamsky (a director of the Company and a nominee for election at this Meeting) is the founder, chief executive officer, chairman and principal stockholder, has been advising the Company for approximately three years in connection with the establishment of a manufacturing facility for paperboard folding carton packages in Guangzhou, Guandong Province, China (the "China Business"), pursuant to the terms of a consulting agreement dated effective January 1, 1996 (the "KAI Consulting Agreement"). The Company pays KAI a consulting fee of $25,000 per month under the KAI Consulting Agreement. Additionally, under the terms of a Profit Participation Agreement between KAI and the Company (the "Profit Participation Agreement"), KAI is entitled to receive up to 5% of the Company's allocable share (presently 55%) of any "net profits" -- as defined in the agreement -- generated from the operation of the China Business or from any sale of the China Business or the Company's interest in the China Business (the "Profit Participation"). Transfer of the Profit Participation is subject to a right of first refusal in favor of the Company. KAI may put its Profit Participation rights to the Company at any time after three years from the production of the China Business' first commercial product at the then fair market value of such interest, as determined by a mutually agreeable third party appraiser. Under the terms of the Profit Participation Agreement, the Company is required to exert its reasonable best efforts to cause Ms. Kamsky to be elected to the board of directors or other governing body of the operating entity which manages the China Business.

COMPENSATION OF DIRECTORS

     During the fiscal year ended May 1, 1999, each director who was not an officer or an employee of the Company (an "Outside Director") received a director's fee of $8,000 per annum plus $2,000 for attendance at each meeting of the Board of Directors and $1,000 for attendance at each meeting of a committee of the Board of Directors, ordinarily excluding Board or committee meetings held by telephone conference call. All directors of the Company are also reimbursed for expenses. Under the 1993 Program, as amended in fiscal year 1997, the full Board of Directors, in its discretion, is authorized to grant to each Outside Director options to purchase shares of the Company's Common Stock, at option prices equal to the fair market value of the Company's Common Stock on the date of grant. In June 1999, each Outside Director received an option to purchase 4,000 shares of Common Stock pursuant to the 1993 Program on account of services in 1999. The vesting of the options and certain other terms of the options are determined by the full Board of Directors in its discretion. Typically, the terms of the options provide that the options are exercisable in full immediately upon the death of the grantee or retirement from the Board by reason of disability or upon a "change of control" of the Company (as defined in the 1993 Program). The options have a term of ten years, subject to early termination in the event the grantee retires or is removed from the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Messrs. William P. Weidner, Kevin J. Bannon and R. Timothy O'Donnell. During fiscal year 1999, Melvin L. Braun served as an alternate member of the Compensation Committee; however, he is not seeking re-election at the Meeting. The Board of Directors intends to appoint a new alternate member in respect of fiscal year 2000. No member of the Company's Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. There are no compensation committee interlocks between the Company and any other entities involving any of the executive officers or directors of such other entities.

     Jefferson Capital Group, Ltd. ("Jefferson Capital"), an investment banking firm of which R. Timothy O'Donnell is the President and a principal stockholder, has served as an investment advisor to the Company on various matters. In connection with investment advisory services rendered by Jefferson Capital with respect to the Queens Transaction, the Company, in November 1998, paid Jefferson Capital a fee of approximately $1,300,000 and awarded Jefferson Capital, effective as of October 30, 1998, a warrant to purchase 50,000 shares of Common Stock at an exercise price of $16 per share. The warrant was exercisable in full upon grant and may be exercised by Jefferson Capital for a period of five years from grant.

     The Bank of New York, of which Kevin J. Bannon is an Executive Vice President, is a participant in the Company's lending syndicate. The aggregate amount of The Bank of New York's participation in the Company's outstanding borrowings pursuant to credit facilities as at the end of fiscal year 1999 was approximately $25,039,500. The Bank of New York also acts as the Company's transfer agent.

CERTAIN TRANSACTIONS

     In May 1995, the Company loaned $2.0 million to Marc P. Shore, the Chairman and Chief Executive Officer of the Company. The loan is due on May 4, 2000 and bears interest payable quarterly at the Applicable Federal Rate, as defined, adjusted monthly. Mandatory prepayments of the loan are required if Mr. Shore's compensation exceeds certain specified thresholds. The Compensation Committee waived the required prepayment for 1999. The aggregate principal amount outstanding under this loan as at the end of fiscal year 1999 was $2.0 million.

     In May 1997, the Company guaranteed a portion of an $8.5 million loan made by The Chase Manhattan Bank to Marc P. Shore in connection with his purchase of certain real estate. As a result of provisions in the related agreement and payments made by Marc P. Shore, the guaranty was terminated in September 1998.

     Bryan Shore Resnick, the sister of Marc P. Shore and Andrew N. Shore, is a travel agent with Reliable Travel, a travel agency which provides travel services to the Company. Based upon information provided to the Company by Reliable Travel, in fiscal year 1999, Reliable Travel earned approximately $182,500 in commissions, of which approximately $89,500 was paid to Bryan Shore Resnick. Such commissions were earned in the ordinary course of business and, to the best knowledge of the Company, the services performed were at terms no less favorable to the Company than had the services been provided by an unrelated third party.

     In April 1998, the Company loaned $630,000 to Howard M. Liebman, the President and Chief Financial Officer of the Company, in connection with his purchase of a new residence. The loan is evidenced by a note which is secured by a first priority mortgage on the property. The Company's interest in the mortgage is insured by a title insurance company. The loan bears interest at the rate of 6.5% per annum. Interest is payable annually on August 1 of each year commencing August 1, 1999. The final payment of principal and interest is due August 1, 2013. In addition, the Company may accelerate repayment of the loan in the event Mr. Liebman sells the property prior to maturity or ceases to be employed by the Company. The aggregate principal amount outstanding under this loan as at the end of fiscal year 1999 was $630,000.

     Effective June 23, 1999 the Company loaned $341,145 to Howard M. Liebman in connection with his exercise of stock options to purchase 60,000 shares of Common Stock. (Mr. Liebman paid the equivalent of $358,857 with Shorewood stock already owned by him as part of the purchase price.) Effective July 26, 1999 the Company loaned an additional $316,376 to Howard M. Liebman in connection with his exercise of stock options to purchase 26,736 shares of Common Stock. Both loans bear interest at the rate of 6.5% per annum, commencing as of the respective effective dates of the loans. The principal amounts of and accrued interest on the loans are due and payable October 2, 2000. The loans are collateralized by a pledge of 55,977 shares of Common Stock.

     Effective July 26, 1999 the Company loaned $527,316 to Marc P. Shore in connection with his exercise of stock options to purchase 44,562 shares of Common Stock. The loan bears interest at the rate of 6.5% per annum, commencing as of the effective date of the loan. The principal amount of and accrued interest on the loan is due and payable October 2, 2000. The loan is collateralized by a pledge of 44,562 shares of Common Stock.

SECTION 16(A) REPORTING UNDER THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the exchange on which the Common Stock is listed for trading. Executive officers, directors and more than ten percent stockholders are required by regulations promulgated under the Exchange Act to furnish the Company with copies of all Section 16(a) reports filed. Based solely on the Company's review of copies of the Section 16(a) reports filed for the fiscal year ended May 1, 1999, the Company believes that all reporting requirements applicable to its executive officers, directors, and more than ten percent stockholders were complied with for the fiscal year ended May 1, 1999, except that (i) Jefferson Capital Group, Ltd., an investment banking firm of which R. Timothy O'Donnell, a member of the Board of Directors of the Company, is the President and a principal stockholder, failed to timely file a report in respect of the grant by the Company to Jefferson Capital of a warrant to purchase 50,000 shares of Common Stock in October 1998, (ii) Marc P. Shore failed to timely file a report in respect of distributions by the Estate under Paul B. Shore's will of an aggregate of 11,700 shares of Common Stock in December 1998, and (iii) Mr. Andrew N. Shore failed to timely file a report in respect of the transfer of 650 shares of Common Stock by the Estate to Mr. Shore's wife in December 1998.

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the Company's cumulative stockholder return on the Common Stock for the last five years with the cumulative total return during the same period of (i) the Russell 2000 Index and (ii) a peer group selected by the Compensation Committee consisting of: R.R. Donnelley & Sons Co., International Paper Co., Gibraltar Packaging Group, Graphic Industries (and Wallace Computer Services Inc. as successor to Graphic Industries as a result of its acquisition of Graphic Industries on February 13, 1998), Sonoco Products, Co., Union Camp Corporation and Westvaco Corporation (the "Peer Group").

     The Company has a 52-53 week fiscal year ending on the Saturday closest to April 30th of each fiscal year. Accordingly, for purposes of the line graph, the Company has selected as the "measurement period" the period beginning on May 1, 1994 and ending on May 1, 1999.

     Cumulative total returns are calculated assuming that $100 was invested on May 1, 1994 in each of the Common Stock, the Russell 2000 Index and the Peer Group, and that all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
           AMONG SHOREWOOD PACKAGING CORPORATION, RUSSELL 2000 INDEX
                            AND SELECTED PEER GROUP

           INDEXED RETURNS FOR THE FIVE-YEAR PERIOD ENDED MAY 1, 1999

                                                        SHOREWOOD
                                                     PACKAGING CORP            RUSSELL 2000 INDEX              PEER GROUP
                                                     --------------            ------------------              ----------
'1994'                                                      100                         100                         100
'1995'                                                   108.62                      107.21                      123.62
'1996'                                                   118.96                      142.58                      134.78
'1997'                                                   131.02                      142.65                      139.83
'1998'                                                   178.86                      200.83                      179.27
'1999'                                                   204.29                         180                      177.14

-----------------------------------------------------------------------------------------------------------
 Company Name/Index               1994         1995         1996         1997         1998         1999
-----------------------------------------------------------------------------------------------------------
 Shorewood Packaging Corp        100.00       108.62       118.96       131.02       178.86       204.29
-----------------------------------------------------------------------------------------------------------
 Russell 2000 Index              100.00       107.21       142.58       142.65       200.83       180.00
-----------------------------------------------------------------------------------------------------------
 Peer Group Index                100.00       123.62       134.78       139.83       179.27       177.14
-----------------------------------------------------------------------------------------------------------

                        REPORT OF COMPENSATION COMMITTEE

OVERALL POLICY

     The Company's executive compensation program is designed to be closely linked to corporate performance and the total return to stockholders over the long-term. To that end, the Company has developed an overall compensation strategy and specific compensation plans which tie executive compensation to the Company's success in meeting specified objectives and to appreciation in the Company's stock price. The overall objectives are to attract and retain the best possible executive talent, motivate key executives to achieve the goals inherent in the Company's business strategy, link executive and stockholder interests through participation in the Company's Long-Term Incentive Plan (the "LTIP") and provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Compensation Committee conducts a review of the Company's executive compensation program. The review includes a comparison of the Company's executive compensation, corporate performance, stock price appreciation and total return to stockholders with a peer group of public corporations that represent the Company's direct competitors for executive talent. The annual compensation reviews permit an ongoing evaluation of the link between the Company's performance and its executive compensation in the context of the compensation programs of other companies. The peer group presently utilized by the Compensation Committee is the Peer Group. See "Stock Performance Graph."

     The Compensation Committee approves the compensation of executive officers of the Company, including the individuals whose compensation is detailed in this Proxy Statement. In reviewing the individual performance of the executive officers of the Company whose compensation is detailed in this Proxy Statement, the Compensation Committee takes into account the views of Mr. Marc P. Shore, the Chairman and Chief Executive Officer of the Company, and the other members of the Board of Directors.

     The key elements of the Company's executive compensation during the last fiscal year consisted of base salary, an annual bonus and grants of stock options and restricted stock under the LTIP. The Compensation Committee's policies with respect to each of these elements, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to each individual.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION PLANS

     It is the policy of the Compensation Committee to have the executive compensation plans of the Company treated as fully tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") whenever, in the judgment of the Committee, to do so would be consistent with the business objectives of those plans. All compensation paid during fiscal year 1999 was, in fact, fully tax deductible. The Compensation Committee, however, has granted awards which may not be fully tax deductible, and reserves the right to grant future compensation awards in such amounts as it may deem appropriate in the exercise of its business judgment, notwithstanding whether those awards are fully tax deductible.

BASE SALARIES AND ANNUAL BONUSES

     Base salaries and annual bonuses for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies in the Peer Group. Annual salary adjustments and bonuses, if any, are determined by evaluating the performance of the Company and of each executive officer, and by taking into account added responsibilities. The Compensation Committee, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees. These factors are afforded varying levels of significance by the Committee depending upon the circumstances. All final determinations are subjective.

     In establishing the annual base salary of Marc P. Shore, the Company's Chairman and Chief Executive Officer, the Committee also took into account a comparison of base salaries of chief executive officers of the Peer Group, the Company's results of operations, the performance of the Company's Common Stock and the subjective assessment by the members of the Committee of Mr. Shore's individual performance.

     The Committee has established, with the approval of the Board and the Stockholders, a performance Bonus Plan for the benefit of Marc P. Shore, which is effective through fiscal year 2003. The Bonus Plan provides for the grant of graduated performance bonuses, up to $2 million per annum, to Mr. Shore based upon yearly comparisons of the Company's earnings from operations plus depreciation and amortization. Bonuses pursuant to the Bonus Plan are payable only if certain pre-established thresholds are met. The Bonus Plan is based solely upon the performance criteria described above. Mr. Shore earned a bonus in the amount of $1,093,000 in respect of fiscal year 1999 under the Bonus Plan. (See "Executive Compensation -- Summary Compensation Table"). Pursuant to the new five year employment agreement which the Company and Mr. Shore entered into on June 8, 1998, Mr. Shore was granted a signing bonus in the aggregate amount of $1,000,000, payable immediately in full but earned ratably over his five year employment period, provided that Mr. Shore continues to be employed with the Company at the end of each such year. The full amount of the signing bonus was paid to Mr. Shore in fiscal year 1999. Because Mr. Shore was employed with the Company at the end of the first year of his employment term, the ratable portion of the signing bonus for the first year has been earned. (See "Employment and Consulting Agreements").

     The Committee may also grant, and has in the past granted, Mr. Shore discretionary bonuses outside of the Bonus Plan and his employment agreement.

LONG TERM INCENTIVE PLANS

     Pursuant to the 1993 Incentive Program, approved by the Stockholders in 1993, the Committee adopted the LTIP which allows various types of awards keyed to corporate performance, including stock options (focus on absolute growth in shareholder value) and Restricted Shares (focus on relative growth in shareholder value), subject to performance-based contingencies, which are made available in amounts which the Committee determines to be competitive based on the competitive market analyses described above.

STOCK OPTIONS

     Under the LTIP and the Company's other Incentive Plans, stock options are periodically granted to the Company's employees, including executive officers. The Compensation Committee sets guidelines for the size of the stock option awards based on similar factors, including competitive compensation data, as are used to determine base salaries and bonuses, if any. In the event of poor corporate performance, the Compensation Committee can elect not to award stock options. Final determinations are subjective.

     Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant and generally vest in increments over a period of four or five years. This approach is designed to incentivize the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized by the option recipients unless stock price appreciation occurs over a number of years.

PERFORMANCE BASED RESTRICTED STOCK

     Under the LTIP, awards of restricted stock are made preceding a three-year or four-year performance period. The Committee, together with the Company's Chief Executive Officer, determine the size of the awards based on the same competitive compensation data as are used to determine base salaries and bonuses. Final determinations are subjective. At the end of the three-year or four-year performance period, some or all of the shares of restricted stock may vest depending upon the Company's relative shareholder growth compared to that of the peer group over the same period. The peer group for grants of restricted stock through fiscal year 1998 consisted of the same companies that make up the Peer Group for the stock performance graph. The peer group for grants of restricted stock in fiscal year 1999 consists both of the companies that make up the Peer Group for the stock performance graph plus certain other public companies. The Committee chose to expand the peer group for grants of restricted stock in order to have reference to a wider pool of companies including certain companies not directly competitive with the Company. The Committee believes that the expanded peer group for such purposes is more meaningful and instructive. See "Stock Performance Graph." Shares that do not vest, due to relative shareholder performance, will vest at the end of eight years assuming continued employment. Initial grants of restricted stock were made during fiscal year 1995, of which the first performance based vesting opportunity arose in April 1997 and the remaining shares are due to vest in April 2002. Additional grants of restricted stock were made during fiscal years 1998 and 1999 to certain key employees and executives. See "Executive Compensation -- Summary Compensation Table -- Footnote (3)."

     In connection with the extension of Mr. Shore's employment agreement for a period of five years, and in order to adequately incentivize Mr. Shore for the duration of the employment term extension, the Committee granted Mr. Shore 60,000 shares of restricted Common Stock and stock options to acquire 350,000 shares of Common Stock.

                                          Compensation Committee

                                          KEVIN J. BANNON
                                          R. TIMOTHY O'DONNELL
                                          WILLIAM P. WEIDNER

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP, certified public accountants, have been appointed by the Board of Directors, upon recommendation of the Audit Committee of the Board of Directors, as independent auditors for the Company to examine and report on its financial statements for the fiscal year ending April 29, 2000, which appointment is being submitted to the Stockholders for ratification at the Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The appointment of the independent auditors will be ratified if it receives the affirmative vote of the holders of a majority of shares of the Common Stock of the Company present at the Meeting, in person or by proxy. Submission of the appointment of the auditors to the Stockholders for ratification will not limit the authority of the Board of Directors to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated.

     The Board of Directors recommends a vote FOR the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending April 29, 2000.

                APPROVAL OF AMENDMENTS TO 1993 INCENTIVE PROGRAM

     The Board has adopted certain amendments to the Company's 1993 Incentive Program, as amended on May 4, 1995, August 8, 1996 and January 29, 1997 (the "Program"), subject to the approval by the Company's Stockholders at the Meeting. The complete text of the Program, as amended, is attached as Exhibit A to this Proxy Statement and the amendments for which stockholder approval is being sought are described below. The following summary of the Program and these amendments are qualified by reference to the text of the Program.

PROPOSED AMENDMENTS

     The following is a summary of the amendments to the Program for which stockholder approval is being sought.

Increase in Number of Shares

     The Board has amended the Program to increase the number of shares that may be issued pursuant to benefit awards under the Program from (a) 3,000,000 plus
(i) any Incremental Amount (as defined in the Program), plus (ii) the number of shares repurchased by the Company in the open market and otherwise with an aggregate price no greater than the cash proceeds received by the Company from the sale of shares under the Program, plus (iii) any shares surrendered to the Company in payment of the exercise price of options issued under the Program, to
(b) 4,500,000 plus (i) any Incremental Amount, plus (ii) the number of shares repurchased by the Company in the open market and otherwise with an aggregate price no greater than the cash proceeds received by the Company from the sale of shares under the Program, plus (iii) any shares surrendered to the Company in payment of the exercise price of options issued under the Program. In addition, the Board has amended the Program to increase the maximum number of shares which may be issued under the Program from 4,500,000 to 6,000,000 shares, subject to dilution or adjustment in the event of a merger, recapitalization or the like.

SUMMARY OF PROGRAM

1.  Purpose

     The purpose of the Program is to attract, retain, motivate, and reward officers, directors, key executives, employees, consultants and advisors of the Company and its direct and indirect subsidiaries (the "Eligible Grantees") who contribute to the management, growth and profitability of the business of the Company, and to strengthen the mutuality of interests between such individuals and the Company's stockholders by offering them equity or equity-based incentives. The number of shares of Common Stock that may be issued pursuant to Program awards is 4,500,000 plus (i) any Incremental Amount, plus (ii) the number of shares repurchased by the Company in the open market and otherwise with an aggregate price no greater than the cash proceeds received by the Company from the sale of shares under the Program, plus (iii) any shares surrendered to the Company in payment of the exercise price of options issued under the Program. However, in no event may the number of shares issued under the Program exceed 6,000,000 shares, subject to dilution or adjustment in the event of a merger, recapitalization or the like. The maximum number of shares for which stock options may be granted under the Program to any individual during any calendar year is 375,000.

     As of July 1, 1999, there were eight executive officers, five Outside Directors (defined below) and an indeterminate number of other key executives and employees eligible to participate in the Program. The number of consultants and advisors of the Company who may be eligible to participate in the Program also is not currently determinable.

2.  Summary

     The Program may be administered either by the full Board or by one or more committees of the Board appointed by the full Board of Directors of the Company (referred to herein as the "Plan Administrator"); provided, however, that only the full Board of Directors may grant awards under the Program to directors of the Company who are neither employees nor officers of the Company or any of its subsidiaries (the "Outside Directors"). Under the Program, the Plan Administrator may grant incentive stock options, non-qualified stock options, stock appreciation rights in tandem with stock options or freestanding, and restricted stock grants (the "Benefits") to Eligible Grantees. A summary of the principal characteristics of various types of Benefits that may be granted under the Program is set forth below.

  Stock Options

     Two types of stock options may be granted under the Program: (i) stock options intended to qualify for special tax treatment (referred to herein as "Incentive Stock Options" or "ISOs") under Section 422 of the Code and (ii) options not intended to so qualify (referred to herein as "Non-Qualified Stock Options" or "NQOs"). The option price, term and other conditions of Stock Options awarded under the Program are determined by the Plan Administrator, subject, in the case of Stock Options intended to qualify as "Incentive Stock Options", to the requirements of Section 422 of the Code.

  Restored Options

     The Program permits the Plan Administrator to grant "Restored Options" to a participant in the Program. This feature enables a participant who exercises an option by exchanging (either actually or constructively) previously-acquired shares of Common Stock to receive a new option, exercisable at the then market value, for the same number of shares as were exchanged in payment. In addition, to the extent that shares are withheld by the Company in a stock-for-stock exercise in satisfaction of a participant's tax obligations, the Company, at its discretion, may issue a new option equal to the number of shares so withheld which are exercisable at the then fair market value of a share of Common Stock. Thus, a participant may make a stock-for-stock exercise without losing the potential for appreciation in value of the shares surrendered. Restored Options are exercisable beginning immediately on the date of grant. Except for the exercise price, a Restored Option has terms substantially similar to the terms of the original option (including having a term equal to the remaining term of the original option).

  Stock Appreciation Rights

     A Stock Appreciation Right is the right to receive an amount equal to the appreciation, if any, in the fair market value of one share of Common Stock from the time the Stock Appreciation Right is granted until the time the grantee elects to receive payment from the Company. Participants who elect to receive payment of Stock Appreciation Rights shall receive payment in cash, in Common Stock or in any combination of cash and Common Stock, as determined by the Plan Administrator. When Stock Appreciation Rights are granted in tandem with an Incentive Stock Option, the Stock Appreciation Rights must contain such terms and conditions as are necessary for the related option to qualify as an Incentive Stock Option. In addition, if Stock Appreciation Rights are granted in tandem with a stock option, the exercise of the option shall cause a correlative reduction in the Stock Appreciation Rights standing to the participant's credit that were granted in tandem with the option; and the payment of Stock Appreciation Rights shall cause a correlative reduction of the shares under the option. Unless waived in whole or in part by the Company, Stock Appreciation Rights may be exercised only while the grantee is employed by the Company.

  Restricted Stock

     Restricted Stock is Common Stock that is subject to forfeiture until a period of time has elapsed or certain conditions have been fulfilled, as determined by the Plan Administrator and set forth in the instrument of grant. Unless waived in whole or in part by the Plan Administrator, if employment of a holder of Restricted Stock terminates prior to vesting, all shares of Restricted Stock held by him or her and still subject to restriction will be forfeited and reacquired by the Company. Certificates representing shares of Restricted Stock shall bear a legend referring to the Program, noting the risk of forfeiture of the shares and stating that such shares are non-transferable until all restrictions have been satisfied and the legend has been removed. As of the date Restricted Stock is granted, the grantee shall be entitled to full voting and dividend rights with respect to all shares of such stock. However, the Plan Administrator may, in its sole discretion, require that the stock certificates representing such shares of Restricted Stock be placed into escrow with the Company until vesting.

TERMINATION

     The Board may amend the Program at any time. However, the Board may not amend the Program without Stockholder approval if such amendment (i) would increase the maximum number of shares in the aggregate which may be sold pursuant to options intended to qualify as Incentive Stock Options, (ii) would change the manner of determining the minimum option price of Incentive Stock Options, other than to change the manner of determining the fair market value of any shares underlying the options to conform to any applicable provisions of the Code or regulations thereunder, (iii) would increase the periods during which Incentive Stock Options may be granted or exercised under the Program, (iv) would change the employees or class of employees eligible to receive Incentive Stock Options under the Program, or (v) would violate applicable law. The Program will terminate on the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended.

FEDERAL INCOME TAX CONSEQUENCES UNDER THE PROGRAM

     The following is a summary of the Federal income tax consequences of the issuance and exercise of Stock Options under the Program, based upon current income tax laws, regulations and rulings.

     Incentive Stock Options. Subject to the effect of the Alternative Minimum Tax, discussed below, an optionee does not recognize income on the grant of an Incentive Stock Option. If an optionee exercises an Incentive Stock Option in accordance with the terms of the option and does not dispose of the shares acquired within two years from the date of the grant of the option nor within one year from the date of exercise, the optionee will not realize any income by reason of the exercise, and the Company will be allowed no deduction by reason of the grant or exercise. The optionee's basis in the shares acquired upon exercise will be the amount paid upon exercise. Provided the optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, his gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of his gain or loss will be the difference between the amount realized on the disposition of the shares and his basis in the shares.

     If an optionee disposes of the shares within two years from the date of grant of the option or within one year from the date of exercise ("Early Disposition"), the optionee will realize ordinary income at the time of such Early Disposition, which will equal the excess, if any, of the lesser of (i) the amount realized on the Early Disposition, or (ii) the fair market value of the shares on the date of exercise, over the optionee's basis in the shares. The Company will be entitled to a deduction in an amount equal to such income in the same year that the income is recognized. The excess, if any, of the amount realized on the Early Disposition of such shares over the fair market value of the shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of Early Disposition. If an optionee disposes of such shares for less than his basis in the shares, the difference between the amount realized and his basis will be a long-term or short-term capital loss, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of disposition. The excess of the fair market value of the shares at the time the Incentive Stock Option is exercised over the exercise price for the shares is treated as an item of tax preference ("Stock Option Preference").

     Non-Qualified Stock Options. Non-Qualified Stock Options do not qualify for the special tax treatment accorded to Incentive Stock Options under the Code. Although an optionee does not recognize income at the time of the grant of the option, he recognizes ordinary income upon the exercise of a Non-Qualified Option in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and the amount of cash paid for the stock. As a result of the optionee's exercise of a Non-Qualified Stock Option, the Company will be entitled to deduct as compensation an amount equal to the amount included in the optionee's gross income. The Company's deduction will be taken in the Company's taxable year in which the option is exercised.

     The excess of the fair market value of the stock on the date of exercise of a Non-Qualified Stock Option over the exercise price is not a Stock Option Preference.

     Taxation of Preference Items. Section 55 of the Code imposes an Alternative Minimum Tax equal to the excess, if any, of (i) 26% of the optionee's "alternative minimum taxable income" up to $175,000 ($87,500 in the case of married taxpayers filing separately) and 28% of "alternative minimum taxable income" over $175,000 ($87,500 in the case of married taxpayers filing separately) over (ii) his "regular" federal income tax. Alternative minimum taxable income is determined by adding the optionee's Stock Option Preference and any other items of tax preference to the optionee's adjusted gross income and then subtracting certain allowable deductions and an exemption amount. The exemption amount is $33,750 for single taxpayers, $45,000 for married taxpayers filing jointly and $22,500 for married taxpayers filing separately. However, these exemption amounts are phased out beginning at certain levels of alternative minimum taxable income.

     The foregoing statement is only a general summary of the principal federal income tax consequences of the exercise and issuance of Stock Options under the Program and is based on the Company's understanding of present federal tax laws and regulations. Since tax regulations may change or interpretations may differ, each optionee should consult his tax advisor regarding the tax consequences related to participation in the Program.

MARKET VALUE

     The shares of Common Stock issuable under the Program may be either authorized or unissued shares or treasury shares. The market value of the Company's Common Stock was $18 1/16 on July 1, 1999.

REASONS FOR AMENDMENTS

     The amendment increasing the number of shares that may be issued pursuant to benefit awards under the Program will enable the Company to continue to use the Program as an incentive for its employees to promote the long term success of its business.

     If the Stockholders fail to approve the proposed amendments to the Program, such amendments will not become effective.

     The Board recommends a vote FOR approval of the proposed amendments to the Program.

                            STOCKHOLDERS' PROPOSALS

     Any proposal by a Stockholder of the Company intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company at its principal executive office not later than April 29, 2000 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.

                                 ANNUAL REPORT

     Concurrently with the mailing of these Proxy Materials, the Company is mailing a copy of its Annual Report to Stockholders for the fiscal year ended May 1, 1999. Such Annual Report is not to be regarded as proxy solicitation material.

     UPON WRITTEN REQUEST BY A STOCKHOLDER ENTITLED TO VOTE AT THE 1999 ANNUAL MEETING, THE COMPANY WILL FURNISH THAT PERSON WITHOUT CHARGE WITH A COPY OF THE FORM 10-K ANNUAL REPORT FOR 1999 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. If the person requesting the report was not a Stockholder of Record on August 17, 1999, the request must contain a good faith representation that the person making the request was a beneficial owner of the Common Stock of the Company at the close of business on such date. Requests should be addressed to Shorewood Packaging Corporation, Investor Relations Department, 277 Park Avenue, New York, New York 10172-0124.

                                 OTHER BUSINESS

     Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

                   SOLICITATION AND EXPENSES OF SOLICITATION

     Officers and employees of the Company may solicit proxies. Proxies may be solicited by personal interview, mail, telegraph and telephone. No compensation will be paid by the Company to any person in connection with the solicitation of proxies. Brokers, bankers and other nominees will be reimbursed for out-of-pocket and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Company's stock. The cost of preparing this Proxy Statement and all other costs in connection with solicitation of proxies for the Annual Meeting of Stockholders are being borne by the Company.

     Even if you plan to attend the Meeting in person, please sign, date and return the enclosed proxy promptly. If you attend the Meeting, your proxy will be voided at your request and you can vote in person. A postage-paid return-addressed envelope is enclosed for your convenience.

     Your cooperation in giving this matter your immediate attention and in returning your proxies will be appreciated.

                                          By order of the Board of Directors,

                                          Andrew N. Shore
                                          Secretary
August 23, 1999

                                                                       EXHIBIT A

                        SHOREWOOD PACKAGING CORPORATION

                             1993 INCENTIVE PROGRAM
                                   AS AMENDED

     The 1993 Incentive Program, as amended (the "Program") of Shorewood Packaging Corporation (the "Company") provides for the grant to officers, directors, key executives, employees, consultants and advisors of the Company and its direct or indirect subsidiaries of certain rights to acquire shares of the Company's common stock (the "Common Stock"). The Company believes that this Program will cause those persons to contribute materially to the growth of the Company, thereby benefiting its stockholders.

     1.  Administration.

     The Program shall be administered and interpreted either by the full Board of Directors of the Company or by one or more committees of the Board consisting of not less than two persons appointed by the full Board of Directors of the Company (the committee(s) and the full Board of Directors are collectively referred to herein as the "Plan Administrator"); provided, however, that only the full Board of Directors may grant awards under the Program to Outside Directors. The Board of Directors may appoint different Committees to handle different duties under the Program. The Plan Administrator shall determine the fair market value of the Common Stock for purposes of the Program in accordance with the provisions of Section 9(i) hereof. The Plan Administrator's decisions shall be final and conclusive with respect to the interpretation and administration of the Program and any Grant made under it.

     2.  Grants.

     Grants under the Program shall consist of incentive stock options, non-qualified stock options, stock appreciation rights in tandem with stock options or freestanding, restricted stock grants, and Restored Options (any of the foregoing, in any combination, collectively, "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Program as the Plan Administrator deems appropriate. The Plan Administrator shall approve the form and provisions of each Grant. Grants under a particular section of the Program need not be uniform, and Grants under two or more sections may be combined in one instrument. Notwithstanding anything contained herein to the contrary, Grants under the Program to directors of the Company who are neither officers nor employees of the Company or any of its subsidiaries shall be made by the full Board of Directors.

     3.  Eligibility for Grants.

     Grants may be made to any employee, officer, key executive, director, professional or administrative employee, consultant or advisor to the Company or any subsidiary of the Company selected by the Plan Administrator to receive Grants under the Program ("Grantees"). The Plan Administrator shall determine the number of shares subject to any particular Grant.

     4.  Shares Available for Grant.

     (a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(b), the aggregate number of shares of Common Stock (the "Shares") that may be issued or transferred under the

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Program is 4,500,000 Shares, plus (i) 10% of any increase (excluding any increase relating to or arising out of the conversion or exercise of any convertible securities, options or warrants issued and outstanding as of the date the Program was adopted by the Board) in the number of shares issued and outstanding over the number of Shares issued and outstanding on the date the Program was adopted by the Board (the "Incremental Amount"), plus (ii) the number of Shares repurchased by the Company in the open market and otherwise with an aggregate price no greater than the cash proceeds received by the Company from the sale of Shares under the Program, plus (iii) any Shares surrendered to the Company in payment of the exercise price of options issued under the Program. The Shares may be authorized but unissued Shares or treasury Shares. However, no award may be issued that would bring the total of all outstanding awards under the Program to greater than 6,000,000 shares. The number of Shares available for Grants at any given time shall be reduced by the aggregate of all Shares previously issued or transferred plus the aggregate of all Shares which may become subject to issuance or transfer under then-outstanding and then-currently exercisable Grants. The maximum number of Shares for which stock options may be granted under the Program to any individual during any calendar year is 375,000. For purposes of this Section 4, the number of Shares outstanding at any time shall not include Grants under the Program but shall include Shares issuable under Substituted Stock Incentives (as defined in Section 9(b) below) assumed by the Company upon or in connection with an acquisition or a merger with another corporation.

     (b) Recapitalization Adjustment. If any subdivision or combination of shares of Common Stock or any stock dividend, capital reorganization, recapitalization, consolidation, or merger in which the Company is the surviving corporation occurs after the adoption of the Program, the Plan Administrator shall make such proportional adjustments as it determines appropriate in the number of shares of Common Stock that may be issued or transferred thereafter under Section 4(a). The Plan Administrator shall similarly adjust the number of Shares subject to such stock option and option price in all outstanding Grants made before the event within 60 days of the event.

     5.  Stock Options.

     The Plan Administrator may grant options qualifying as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options ("NQOs") not entitled to special tax treatment under the Code or Restored Options (collectively, "Stock Options"). The following provisions are applicable to Stock Options:

          (a) Exercise of Option. A Grantee may exercise a Stock Option by delivering a notice of exercise to the Company, either with or without accompanying payment of the option price. The notice of exercise, once delivered, shall be irrevocable.

          (b) Satisfaction of Option Price. The Grantee shall pay the option price (the "Option Price") in cash, or with the Plan Administrator's permission, by delivering shares of Common Stock already owned by the Grantee, held by the Grantee for a minimum of six (6) months and having a Fair Market Value on the date of exercise equal to the Option Price, or a combination of cash and Shares. The Grantee shall pay the Option Price not later than thirty (30) days after the date of a statement from the Company following exercise setting forth the Option Price, Fair Market Value of Common Stock on the exercise date, the number of Shares that may be delivered in payment of the Option Price, and the amount of withholding tax due, if any. If the Grantee fails to pay the Option Price within the period and in the manner prescribed in the specific instrument of Grant, the Plan Administrator shall have the right to take

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

     whatever action it deems appropriate, including voiding the option exercise. The Company shall not issue or transfer Shares upon exercise of a Stock Option until the Option Price is fully paid. The Plan Administrator may prescribe such other or different exercise or payment terms as it may deem appropriate.

          (c) Price; Term and Conditions. The exercise price per share, term and other provisions of stock options granted hereunder shall be specified by the Grant, as limited, in the case of ISOs, by the provisions of paragraph (d) below. In addition, the Plan Administrator may prescribe such other conditions as it may deem appropriate, which conditions shall be specified by the Grant.

          (d) Limits on the ISOs. The aggregate Fair Market Value of the stock covered by ISOs granted under the Program or any other stock option plan of the Company or any subsidiary or parent of the Company that becomes exercisable for the first time by any Grantee in any calendar year shall not exceed $100,000. The aggregate Fair Market Value will be determined at the time of grant. The period of exercise of an ISO shall not exceed ten
     (10) years from the date of Grant (or five (5) years if the Grantee is also a 10% stockholder). The price at which Common Stock may be purchased by the Grantee under an Incentive Stock Option shall be the Fair Market Value (or 110% of the Fair Market Value if the Grantee is a 10% stockholder) of Common Stock on the date of the Grant.

          (e) Restored Options. Stock Options granted under the Program may, with the Plan Administrator's permission, include the right to acquire a restored option (a "Restored Option"). If a Stock Option grant contains a Restored Option and if a Grantee pays all or part of the Option Price of the Stock Option with shares of Common Stock held by the Grantee, then upon exercise of the Stock Option the Grantee shall be granted a Restored Option to purchase, at the fair market value as of the date of the grant of the Restored Option, the number of shares of Common Stock of the Company equal to the sum of the number of whole shares used by the Grantee in payment of the Option Price and the number of whole shares, if any, withheld by the Company as payment for withholding taxes. A Restored Option may be exercised between the date of grant and the date of expiration, which will be the same as the date of expiration of the Stock Option to which a Restored Option is related.

     6.  Stock Appreciation Right.

     The Plan Administrator may grant a Stock Appreciation Right ("SAR") either independently or in conjunction with any Stock Option granted under the Program either at the time of grant of the option or thereafter. The following provisions are applicable to each SAR:

          (a) Options to Which Right Relates. Each SAR which is issued in conjunction with a Stock Option shall specify the Stock Option to which the SAR is related, together with the Option Price and number of option shares subject to the SAR at the time of its grant.

          (b) Requirement of Employment. Each SAR may be exercised only while the Grantee is in the employment of the Company, provided that the Plan Administrator may provide for partial or complete exceptions to this requirement as it deems equitable.

          (c) Exercise. A Grantee may exercise each SAR in whole or in part by delivering a notice of exercise to the Company, except that the Plan Administrator may provide for partial or complete exceptions to this requirement as it deems equitable.

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

          (d) Payment and Form of Settlement. If a Grantee exercises any SAR which is issued in conjunction with a Stock Option, the grantee shall receive the aggregate of the excess of the fair market value of each share of Common Stock with respect to which the SAR is being exercised over the Option Price of each such share. Payment, in any event, may be made in cash, Common Stock or a combination of the two, in the discretion of the Plan Administrator. Fair Market Value shall be determined as of the date of exercise.

          (e) Expiration and Termination. Each SAR shall expire on a date determined by the Plan Administrator at the time of grant. If a Stock Option is exercised in whole or in part, any SAR related to the Shares purchased in connection with such exercise shall terminate immediately.

     7.  Restricted Stock Grants.

     The Plan Administrator may issue or transfer Shares ("Restricted Stock") to a Grantee under a Restricted Stock Grant. Upon the issuance or transfer, the Grantee is entitled to vote the Shares and to receive any dividends paid. The following provisions are applicable to Restricted Stock Grants:

          (a) Requirement of Employment. If the Grantee's employment terminates during the period designated in the Grant as the "Restriction Period", the Restricted Stock Grant terminates and the shares of Common Stock must be returned immediately to the Company. However, the Plan Administrator may provide for partial or complete exceptions to this requirement as it deems equitable.

          (b) Restrictions of Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the Shares of Restricted Stock except to a Successor Grantee under Section 9(a). Each certificate for shares issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions applicable to the Grant.

          (c) Lapse of Restrictions. All restrictions imposed under any Restricted Stock Grant shall lapse upon the fulfillment of the conditions for vesting set forth in the instrument of Grant provided that all of the conditions stated in Sections 7(a) and (b) have been met as of the date of such lapse. The Grantee shall then be entitled to have the legend removed from the certificate.

     8.  Amendment and Termination of the Program.

     (a) Amendment. The Board of Directors may amend the Program except that it may not, with respect to ISOs granted hereunder, (i) increase the maximum number of Shares in the aggregate which may be sold pursuant to such options granted hereunder; (ii) change the manner of determining the minimum option prices, other than to change the manner of determining the fair market value of any Shares underlying the option to conform to any than applicable provisions of the Code or regulations thereunder, (iii) increase the periods during which such options may be granted or exercised or (iv) change the employees or class of employees eligible to receive such options hereunder. In any event, no termination, suspension, modification or amendment of the Program may adversely affect the rights of any Grantee without his consent.

     (b) Termination of the Program. The Program shall terminate on the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board.

     (c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Program that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the
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

Grantee consents or unless the Plan Administrator acts under Section 9(e). The termination of the Program shall not impair the power and authority of the Plan Administrator with respect to outstanding Grants. Whether or not the Program has terminated, an outstanding Grant may be terminated or amended under Section 9(e) or may be amended by agreement of the Company and the Grantee consistent with the Program.

     9.  General Provisions.

     (a) Prohibitions Against Transfer. Except as otherwise expressly provided herein or in the instrument of grant, when a Grantee dies, the personal representative or other person entitled under a prior Stock Option or a Grant under the Program to succeed to the rights of the Grantee ("Successor Grantee") may exercise the rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

     (b) Substitute Grants. The Plan Administrator may make a Grant (a "Substitute Grant") to an employee of another corporation who becomes an Eligible Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a stock option, stock appreciation right, performance award, or restricted stock grant granted by such corporation ("Substituted Stock Incentive"). The terms and conditions of the Substitute Grant may vary from the terms and conditions required by the Program and from those of the Substituted Stock Incentive. The Plan Administrator shall prescribe the exact provisions of the Substitute Grant, preserving where possible the provisions of the Substitute Stock Incentive. The Plan Administrator shall also determine the number of shares of Common Stock to be taken into account under Section 4.

     (c) Subsidiaries. The term "subsidiary" means an affiliated corporation controlled by the Company directly or indirectly through one or more intermediaries.

     (d) Fractional Shares. Fractional shares shall not be issued or transferred under a Grant, but the Plan Administrator may pay cash in lieu of a fraction or round the fraction.

     (e) Compliance with Law. The Program, the exercise of Grants, and the obligations of the Company to issue or transfer shares of Common Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Plan Administrator may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Plan Administrator may also adopt rules regarding the withholding of taxes on payment to Grantees.

     (f) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a stockholder of the Company with respect to any Shares covered by a Grant until the Shares are issued or transferred to the Grantee or Successor Grantee on the Company's books.

     (g) No Right to Employment. The Program and the Grants under it shall not confer upon any Grantee the right to continue in the employment of the Company or affect in any way the right of the Company to terminate the employment of a Grantee at any time.

     (h) Effective Date of the Program. The Program shall become effective upon its approval by the Company's stockholders entitled to vote thereon.

     (i) Fair Market Value. For the purposes of the Program, the term "Fair Market Value" means, as of any date, the closing price of a share of Common Stock of the Company on such date. The closing price shall
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

be (i) if the Common Stock is then listed or admitted for trading on any national securities exchange or, if not so listed or admitted for trading, is listed or admitted for trading on the Nasdaq National Market, the last sale price of the common stock, regular way, or the mean of the bid and asked prices thereof for any trading day on which no such sale occurred, in each case as officially reported on the principal securities exchange on which the common stock is listed or admitted for trading or on the Nasdaq National Market, as the case may be, or (ii) if not so listed or admitted for trading on a national securities exchange or the Nasdaq National Market, the mean between the closing high bid and low asked quotations for the Common Stock in the over-the-counter market as reported by Nasdaq, or any similar system for the automated dissemination of securities prices then in common use, if so quoted, as reported by any member firm of the New York Stock Exchange selected by the Company; provided, however, that if, by reason of extended or continuous trading hours on any exchange or in any market or for any other reason, the time, with respect to any trading day, of the close of trading for the purpose of determining the "last sale price" or the "closing" bid and asked prices is not objectively determinable, the time on such trading day used for the purpose of reporting any compilation of last sale prices or closing bid and asked prices in The Wall Street Journal shall be the time on such trading day as of which the "last sale price" or "closing" bid and asked prices are determined for purposes of this definition. If the Common Stock is quoted on a national securities or central market system in lieu of a market or quotation system described above, the closing price shall be determined in the manner set forth in clause (i) of the preceding sentence if actual transactions are reported, and in the manner set forth in clause (ii) of the preceding sentence if bid and asked quotations are reported but actual transactions are not. If on the date in question, there is no exchange or over-the-counter market for the Common Stock, the "fair market value" of such Common Stock shall be determined by the Plan Administrator acting in good faith.

     (j) Change in Control. For purposes of the Program, the term "Change of Control" means: the acquisition, without the approval of the Board, by any person or entity, other than the Company and certain related entities, of more than 20% of the outstanding shares of Common Stock through a tender offer, exchange offer, or otherwise; the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company that results in the Company not being the surviving parent corporation; or a change in the majority of the members of the Board during any two-year period that is not approved by at least two-thirds of the members of the Board who were members at the beginning of the two year period.

     (k) Withholding. The Plan Administrator may, in its discretion and subject to such rules as it may adopt, permit or require a Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the distribution to him or her of Shares of Common Stock or cash pursuant to the Program by authorizing the Company to withhold from such distribution cash or Shares having a Fair Market Value equal to the amount of the withholding tax. Notwithstanding the foregoing, the Plan Administrator shall require, as a condition to the distribution of any cash or Shares of Common Stock to any Reporting Person, that the Company withhold from such distribution cash or Shares having an aggregate Fair Market Value equal to the amount of the Grantee's liability for any and all taxes required by law to be withheld.

     (l) Program Controls. In the case of any conflict between the terms of this Program and the terms of any instrument of Grant, the terms of this Program will control.

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
1. The election of all nominees    FOR all nominees  [  ]      WITHHOLD AUTHORITY to vote   [  ]         *EXCEPTIONS  [  ]
   for directors listed below.     listed below                for all nominees listed below

   Nominees: Virginia A. Kamsky, Andrew N. Shore, Leonard J. Verebay and Sharon R.Fairley
   (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the " Exceptions" box and write that nominee's name in the space provided below)

   *Exceptions
               -------------------------------------------------------------------------------------------------------------------

2. The ratification of the selection of Deloitte & Touche LLP as the independent    3.  The approval of an amendment to the
   auditors of the Company for the fiscal year ending  April 29, 2000.                  Company's 1993 Incentive Program.

   FOR  [  ]            AGAINST [  ]            ABSTAIN [  ]                             FOR    [  ]     AGAINST [  ]  ABSTAIN [  ]







4.  In accordance with their best judgment with respect to any other
    business that may properly come before the meeting.                                                  Change of address
                                                                                                         and or Comments,
                                                                                                         mark here.           [  ]

                                                                                        (Please sign exactly as name appears hereon.
                                                                                        when signed. When shares are held by joint
                                                                                        tenants both should sign when signing as
                                                                                        attorney, as executor, administrator,
                                                                                        trustee or guardian, please give full title
                                                                                        as such, Only authorized officers should
                                                                                        sign for a corporation. If shares are
                                                                                        registered in more than one name, each
                                                                                        joint owner should sign.)


                                                                                        Dated:                                ,1999
                                                                                              --------------------------------

                                                                                        --------------------------------------------
                                                                                                        (Signature)


                                                                                        --------------------------------------------
                                                                                                   (signature if held jointly)

                                                                                        Votes must be indicated
    PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED      (x) in Black or Blue ink    X
    ENVELOPE.

                       SHOREWOOD PACKAGING CORPORATION

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                              SEPTEMBER 22, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned hereby appoints MARC P. SHORE and ANDREW N. SHORE or either of them, each with full power of substitution, proxies of the undersigned to vote all shares of Common Stock, par value $.01 per share, of Shorewood Packaging Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on the 22nd day of September 1999 at 9:30 a.m. at The Chase Manhattan Bank, 270 Park Avenue, 11th Floor, Room A, New York, New York, and at all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat. Said proxies are instructed to vote as follows:

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL OF THE ABOVE PROPOSALS.


                                                SHOREWOOD PACKAGING CORPORATION
                                                P.O. BOX 11344
                                                NEW YORK, N.Y. 10203-0344